[Letterhead of Robinson, Waters & O'Dorisio, P.C.]

November 29, 2007

Board of Directors
N8 Concepts, Inc.
1869 West Littleton Boulevard
Littleton, CO  80120

Gentlemen:

We have served as counsel to N8 Concepts, Inc., a Colorado corporation (the "Company") in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form SB-2, SEC File No. 333-145659 and amendments thereto (collectively, the “Registration Statement”), relating to the registration of the offer and sale of shares (the "Shares") of common stock of the Company.  The Shares are to be sold by the Company and the selling shareholders (the "Selling Shareholders") identified in the Registration Statement in accordance with the means discussed therein.

In connection with such representation and this opinion, we have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such records, including the Company’s Articles of Incorporation, bylaws, and corporate minutes, and the prospectus contained in the Registration Statement, as we deemed necessary to the performance of our services and to give this opinion.  We have also examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments, and such certificates of comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed necessary for the preparation of this opinion.  In expressing this opinion we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company.  We are not qualified to practice law in any jurisdiction other than the State of Colorado.

In giving this opinion we have assumed:

(a)           the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;

(b)           the conformity to originals and the authenticity of all documents supplied to us as certified, photocopies, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents;

(c)           the proper, genuine and due execution and delivery of all documents by all parties to them and that there has been no breach of the terms thereof; and

Board of Directors
N8 Concepts, Inc.
November 29, 2007
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(d)           that the performance of any obligation under any documents in any jurisdiction outside the United States will not be illegal or ineffective under the laws of that jurisdiction.

Based upon the foregoing and subject to the qualifications set forth above, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, upon receipt of full payment, issuance, and delivery thereof as described in the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus included as part of the Registration Statement in connection with the matters referred to under the caption “Legal Matters.”

Very truly yours,

/s/ ROBINSON WATERS & O'DORISIO, P.C.